Exhibit 5.3

CLIFFORD CHANCE 2-4 PLACE DE PARIS B.P. 1147 L-1011 LUXEMBOURG GRAND-DUCHÉ DE LUXEMBOURG TEL +352 48 50 50 1 FAX +352 48 13 85 www.cliffordchance.com

LEGAL OPINION

16 July 2012

Anheuser-Busch InBev Worldwide Inc. 1209 Orange Street Wilmington Delaware 19801 USA (the “Addressee” or the “Issuer”)

Dear Sirs,

USD 1,500,000,000 0.800% Notes due 2015 (the “2015 Notes”), USD 2,000,000,000 1.375% Notes due 2017 (the “2017 Notes”), USD 3,000,000,000 2.500% Notes due 2022 (the “2022 Notes”) and USD 1,000,000,000 3.750% Notes due 2042 (the “2042 Notes”, and together with the 2015 Notes, the 2017 Notes and the 2022 Notes, the “Notes”) issued by Anheuser-Busch InBev Worldwide Inc. (the “Issuer”).

1.	We have acted as Luxembourg legal advisers for Anheuser-Busch InBev SA/NV (“ABI”) and Brandbrew S.A. (“Brandbrew”) in relation to the above transaction (the ‘Transaction”) and have been requested to deliver the following opinion (the “Opinion”) to the Addressee in respect of the agreements listed under paragraph 2.

We have not been responsible for advising the Addressee to the Transaction and the delivery of this Opinion to the Addressee or to any other person to whom a copy of this Opinion may be communicated does not evidence the existence of any such advisory duty on our behalf to the Addressee or such person.

Terms defined in the Transaction Documents shall have the same meaning herein, unless expressly provided to the contrary.

2.	For the purpose of this Opinion, we have reviewed:

2.1	an executed copy of the form F-3 registration statement, including the prospectus dated 21 September 2010, (the “Registration Statement”) filed with the Securities and Exchange Commission;

2.2	the preliminary prospectus supplement dated 11 July 2012 (the “Preliminary Prospectus Supplement”);

2.3	the final prospectus supplement dated 11 July 2012 (the “Final Prospectus Supplement”);

2.4	an executed copy of the New York law governed base indenture dated 16 October 2009 as amended from time to time, between, amongst others, the Issuer, ABI as Parent Guarantor, Brandbrew as Subsidiary Guarantor and the Bank of New York Mellon Trust Company, N.A. (“BONY”) as trustee, paying agent, transfer agent, calculation agent and register (the “Base Indenture”);

2.5	an executed copy of the New York law governed twenty-fifth supplemental indenture dated 16 July 2012 and entered into between, among others, the Issuer, ABI as Parent Guarantor, Brandbrew as Subsidiary Guarantor and BONY as trustee with respect to the 2015 Notes (the “Twenty-Fifth Supplemental Indenture”);

2.6	an executed copy of the New York law governed twenty-sixth supplemental indenture dated 16 July 2012 and entered into between, among others, the Issuer, ABI as Parent Guarantor, Brandbrew as Subsidiary Guarantor and BONY as trustee with respect to the 2017 Notes (the “Twenty-Sixth Supplemental Indenture”);

2.7	an executed copy of the New York law governed twenty-seventh supplemental indenture dated 16 July 2012 and entered into between, among others, the Issuer, ABI as Parent Guarantor, Brandbrew as Subsidiary Guarantor and BONY as trustee with respect to the 2022 Notes (the “Twenty-Seventh Supplemental Indenture”);

2.8	an executed copy of the New York law governed twenty-eighth supplemental indenture dated 16 July 2012 and entered into between, among others, the Issuer, ABI as Parent Guarantor, Brandbrew as Subsidiary Guarantor and BONY as trustee with respect to the 2042 Notes (the “Twenty-Eighth Supplemental Indenture”, and together with the Base Indenture, the Twenty-Fifth Supplemental Indenture, the Twenty-Sixth Supplemental Indenture and the Twenty-Seventh Supplemental Indenture, the “Indenture”);

2.9	an executed copy of the New York law governed pricing agreement dated 11 July 2012 and entered into between, among others, the Issuer, Brandbrew as Subsidiary Guarantor and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, BNP Paribas Securities Corp., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., RBS Securities Inc., and SG Americas Securities, LLC as representatives of the Purchasers (as listed in Schedule A of this Opinion), and the schedules and exhibits thereto (the “Pricing Agreement”);

2.10	an executed copy of the New York law governed guarantee of the Subsidiary Guarantor relating to the Notes dated 16 July 2012 and entered into between among others, Brandbrew as Subsidiary Guarantor and ABI as Parent Guarantor (the “Guarantee”).

The documents listed under 2.4 to 2.10 above shall be collectively referred to as the “Transaction Documents”

3.	We have further reviewed the following documents in relation to Brandbrew:

3.1.1	a copy of its coordinated articles of association dated 15 June 2010 (the “Constitutional Documents”);

3.1.2	a copy of the minutes (the “First Minutes”) of the written resolutions of its board of directors dated 9 October 2009, and in which its board of directors has adopted resolutions approving the terms of the Documents (as defined therein), and authorising any director of Brandbrew and Mr. Carlos Brito, Mr. Felipe Dutra, Mrs. Sabine Chalmers, Mr. Ricardo Rittes, Mr. Jean-Louis Van de Perre, Mrs. Ann Randon, Mr. Benoit Loore, Mrs. Liesbeth Hellemans, Mr. Scott Gray, Mr. Erik Van den Enden and Mrs. Christine Delhaye (the “First Authorised Signatories”) to execute the Documents on its behalf (the “First Resolutions”);

3.1.3	a copy of the minutes (the “Second Minutes”) of the written resolutions of its board of directors dated 14 October 2009 (the “Second Resolutions”);

3.1.4	a copy of the minutes (the “Third Minutes”) of the written resolutions of its board of directors dated 27 June 2011, and in which its board of directors has adopted resolutions approving the terms of the Issue Documents (as defined therein), and authorising any director of Brandbrew and Mrs. Christina Frank, Mr. John Blood, Mrs. Alena Brenner, Mr. Felipe Dutra, Mrs. Sabine Chalmers, Mr. Ricardo Rittes, Mr. Benoit Loore, Mrs. Liesbeth Hellemans, Mr. Scott Gray and Mrs. Christine Delhaye (the “Third Authorised Signatories”) to execute the Issue Documents on its behalf (the “Third Resolutions”);

3.1.5	a copy of the minutes (the “Fourth Minutes”) of the written resolutions of its board of directors dated 28 June 2012, and during which its board of directors has adopted resolutions approving the terms of the Issue Documents, and authorising each director of Brandbrew and Mr. Carlos Brito, Mr. John Blood, Mr. Felipe Dutra, Mrs. Sabine Chalmers, Mrs. Ann Randon, Mr. Benoit Loore, Mrs. Liesbeth Hellemans, Mr. Scott Gray, Christine Delhaye, Mrs. Maria Fernanda Lima da Rocha Barros, Mr. Robert Golden, Mr. Jo Van Biesbroeck, Mr. Thomas Larson, Mr. Craig Katerberg, Mr. Fernando Tennenbaum, each acting individually and with full power of substitution (the “Fourth Authorised Signatories”) to execute the Issue Documents on its behalf (the “Fourth Resolutions”);

3.1.6	an excerpt from the Luxembourg register of commerce and companies (the “Register”) dated 16 July 2012 (the “Excerpt”); and

3.1.7	a certificate (the “Certificate”) from the Register dated 16 July 2012 stating that as of 15 July 2012, no judicial decision (the “Judicial Decision”) has been registered with the Register by application of article 13, items 2 to 11 and 13 and article 14 of the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended (the “RCS Law”), according to which the Issuer would be subject to one of the judicial proceedings referred to in these provisions of the RCS Law (together the “Judicial Proceedings”) including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings.

The First Minutes, the Second Minutes, the Third Minutes and the Fourth Minutes shall be collectively referred to as the “Minutes”.

The First Authorised Signatories, the Third Authorised Signatories and the Fourth Authorised Signatories shall be collectively referred to as the “Authorised Signatories ”.

The First Resolutions, the Second Resolutions, the Third Resolutions and the Fourth Resolutions shall be collectively referred to as the “Resolutions”.

All such documents are collectively referred to as the “Corporate Documents”;

4.	We have not reviewed any documents other than the Transaction Documents and the Corporate Documents as defined above, and this Opinion does not purport to address any legal issues that arise in relation to such other documents that may be or come into force between the parties, even if there is a reference to any such documents in a Transaction Document.

5.	This Opinion is confined to and given on the basis of the laws of the Grand-Duchy of Luxembourg (“Luxembourg”) as currently applied by the Luxembourg courts in published case-law. We have made no independent investigation of any other laws for the purpose of this Opinion and do not express or imply any opinion in relation to any such laws. In particular, as Luxembourg qualified lawyers we are not qualified nor in a position to assess the meaning and consequences of the terms of the Transaction Documents governed by or subject to a law other than Luxembourg law under the relevant foreign governing or applicable law and we have made no investigation into such laws as a basis for the opinions expressed hereafter and do not express or imply any opinion thereon, including in relation to any implied terms, statutory provisions referred to therein or any other consequences arising from the entry into or performance under such Transaction Documents under such laws. Accordingly, our review of the Transaction Documents has been limited to the terms of such documents as they appear on the face thereof without reference to their respective governing laws or any other applicable law (other than Luxembourg law).

Notwithstanding the particular assumptions below, we have assumed that there is nothing in the law of any jurisdiction (in particular in any applicable insolvency, bankruptcy, liquidation or other similar laws of such jurisdiction applicable to any of the parties) other than Luxembourg which would affect this Opinion.

6.	This Opinion is given on the basis that it is governed by and construed in accordance with the laws of Luxembourg and will be subject to the jurisdiction of the courts of Luxembourg.

7.	The Opinion assumes:

7.1	the genuineness of all signatures and seals, and that persons purported to have signed have in fact signed;

7.2	the completeness and conformity to the originals of all documents supplied to us as certified, facsimile, photostatic or electronic copies or documents sent by fax or email and the authenticity of all original documents, as well as the accuracy and authenticity of all documents submitted to us;

7.3	that the Transaction Documents have been duly executed in the form of the drafts reviewed by us;

7.4	that the Transaction Documents have been signed on behalf of Brandbrew by one of its Authorised Signatories;

7.5	that each of the parties to the Transaction Documents other than Brandbrew (the “Other Parties”) is duly incorporated or organised and validly existing under the laws of its respective place of incorporation and all other applicable laws and the capacity, power and authority of each of the Other Parties to enter into, to execute and deliver and to perform its respective obligations under the Transaction Documents;

7.6	the due execution and delivery by each of the Other Parties of the Transaction Documents;

7.7	that the execution and delivery by the Other Parties of the Transaction Documents are legal, valid and binding on them under the laws of their respective places of incorporation or organisation and under all other applicable laws (other than, but only to the extent opined upon herein, the laws of Luxembourg), in their corporate interest and have been and remain duly approved and authorised by all necessary corporate, partnership, governmental and other action in accordance with their respective constitutive documents, the laws of their respective places of incorporation or organisation and all other applicable laws (other than, but only to the extent opined upon herein, the laws of Luxembourg);

7.8	that all obligations under the Transaction Documents are valid, legally binding upon, validly perfected where required, and enforceable against, the respective parties thereto as a matter of all relevant laws (other than, but only to the extent opined upon herein, the laws of Luxembourg), most notably the expressed governing law, and that the choice of such governing law is valid and enforceable as a matter of that governing law and all other laws (other than, but only to the extent opined upon herein, Luxembourg law), and that there is no provision of the laws of any relevant jurisdiction (other than, but only to the extent opined upon herein, Luxembourg) that would have a bearing on the foregoing;

7.9	that the choice of law and choice of jurisdiction provisions of the Underwriting Agreement are part of the Pricing Agreement as a matter of New York law;

7.10	that the parties entered into the Transaction Documents without any intention to defraud or deprive of any legal benefit any other persons or parties (such as third parties and in particular creditors) or to circumvent any applicable mandatory laws or regulations of any jurisdiction (and in particular any tax law);

7.11	that the place of the central administration (siège de l’administration centrale) and the centre of main interests of Brandbrew is located at its registered office (siège statutaire) in Luxembourg and that it has no establishment outside Luxembourg (each such terms as defined respectively in the Council Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings, as amended (“Regulation 1346/2000”) or domestic Luxembourg law);

7.12	that Brandbrew is in full compliance with the law dated 31 May 1999 on the domiciliation of companies (and the relevant regulations) as amended imposing certain requirements on companies having established their registered office with a third party (other than a company belonging to the same group of companies or an individual being a direct or indirect shareholder exercising a significant influence on the conduct of the domiciliated company’s business) providing certain administrative services to such companies;

7.13	that the entry into, the execution of and the performance under the Transaction Documents is in the corporate interest of Brandbrew (in that respect we refer you to the statements in the Minutes);

7.14	that the Resolutions have been validly taken, have not been rescinded or amended, that all statements made in the Minutes are true, accurate and up-to-date and that there have been no amendments to the Constitutional Documents;

7.15	that the Excerpt is true, accurate and up to date both on the date of this Opinion and on the date of adoption of the Fourth Resolutions and the execution of the Fourth Minutes;

7.16	that the Certificate is correct and up-to-date and that all decisions and acts, the publication of which is required by applicable laws (including the RCS Law and the Luxembourg law dated 10 August 1915 on Commercial Companies, as amended (the “1915 Law”)) have been duly registered within the applicable legal time periods with the Register;

7.17	that the Notes will not be the subject of a public offering in Luxembourg for the purposes of the Luxembourg law dated 10 July 2005 on prospectus for securities as amended (the “Prospectus Law”) and implementing Directive 2003/71/EC of the European Parliament and of the Council of November 4, 2003 on the prospectus to be published when securities are offered to the public or admitted to trading as amended (the “Prospectus Directive”);

7.18	that the Notes are not and will not be listed on a regulated market within the meaning of the Prospectus Law and/or the Prospectus Directive and that the Notes will not be listed in Luxembourg;

7.19	that no winding-up, insolvency or other similar petition has been presented for any of the parties to the Transaction Documents;

7.20	that none of the Purchasers is incorporated or established in Luxembourg;

7.21	that the Notes’ proceeds have not been and will not be used to finance or refinance an acquisition of, or subscription to, any shares in Brandbrew;

7.22	that Brandbrew is not subject to bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite), court ordered liquidation (liquidation judiciaire) or reorganisation, voluntary dissolution or liquidation (dissolution ou liquidation volontaire) or any similar procedure affecting the rights of creditors generally, whether under Luxembourg or any other law; and

7.23	that Brandbrew does not meet or threaten to meet the criteria for the opening of any of the procedures referred to under 7.22.

8.	According to the Certificate, no Judicial Decision opening Judicial Proceedings (including in particular bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings) against Brandbrew has been registered with the Register on the date stated therein. The Certificate does not indicate whether a Judicial Decision has been taken or Judicial Proceedings have been opened. The registration of a Judicial Decision must be requested by the legally determined persons at the latest one month after the Judicial Decision has been rendered. As a consequence a delay exists between the moment where the event rendering the registration with the Register necessary occurs and the actual registration of the Judicial Decision in the Register. It may furthermore not be excluded that no registration has occurred during the legally prescribed period of one month if no request for registration has been made. As a consequence the Certificate is not conclusive as to the opening and existence or not of Judicial Decisions or Proceedings and should not be relied upon as such. The Certificate does, for the avoidance of doubt, not purport to indicate whether or not a petition or order for any of the Judicial Proceedings has been presented or made.

9.	On the above assumptions, subject to any matters not disclosed to us and subject to the reservations set out below, we are of the opinion that:

9.1	Brandbrew is incorporated and existing in Luxembourg as a société anonyme;

9.2	Brandbrew has the power to enter into, exercise its rights and perform its obligations under the Transaction Documents to which it is a party;

9.3	all necessary corporate action has been taken and authority granted to enable Brandbrew validly to enter into and to perform its obligations under the Transaction Documents and the execution of the Transaction Documents and the performance of such obligations under the Transaction Documents does not constitute a violation of its Constitutional Documents, nor conflict with or otherwise breach Luxembourg laws generally applicable to companies;

9.4	Brandbrew has validly executed the Transaction Documents;

9.5	the obligations expressed to be assumed by Brandbrew in the Transaction Documents to which it is a party are not contrary to any rules of Luxembourg international public policy (ordre public international) or mandatory laws (lois de police) applicable in this context and in any proceedings commenced in Luxembourg where the laws of the State of New York are pleaded and proved, such obligations would be recognised by the Luxembourg courts as its legal, valid and binding obligations, enforceable in accordance with their terms;

9.6	the obligations of Brandbrew under the Transaction Documents to which it is a party constitute its direct, general and unconditional obligations and rank at least pari passu with all other present or future unsecured and unsubordinated indebtedness of Brandbrew;

9.7	the choice of the laws of New York as the governing law of the Transaction Documents (other than the Base Indenture) will be recognised and given effect by the courts of Luxembourg in accordance with, and subject to the provisions of Council Regulation (EC) No 593/2008 of 17 June 2008 on the law applicable to contractual obligations (Rome I) (the “Rome I Regulation”) and the corresponding Luxembourg procedural and substantive law;

9.8	the recognition of the choice of the laws of New York as governing law contained in the Base Indenture will be subject to the rules of the 19 June 1980 Rome convention on the law applicable to contractual obligations (the “Rome Convention”) (in respect of which we refer you to qualification 10.14 below);

9.9	the submission to the jurisdiction of the courts of New York with regard to any proceedings arising out of or in relation to the Base Indenture and the Pricing Agreement are valid and binding (upon their terms) and will be recognised and given effect by Luxembourg courts;

9.10	a final judgment obtained in the courts of New York will be recognised and enforced by the courts of Luxembourg in accordance with general provisions of Luxembourg procedural law for the enforcement of foreign judgments originating from countries which are not bound by Council Regulation (EC) No 44/2001 of 22 December 2000 on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters (“Regulation 44/2001”) or which are not signatories to the Lugano convention on jurisdiction, recognition and the enforcement of judgments in civil and commercial matters dated 30 October 2007. Pursuant to such rules, an enforceable judgment rendered by any New York court based on contract would not directly be enforceable in Luxembourg. However, a party who obtains a judgment in a New York court may initiate enforcement proceedings in Luxembourg (exequatur), by requesting enforcement of the New York judgment from the District Court (Tribunal d’Arrondissement), pursuant to Section 678 of the Luxembourg New Code of Civil Procedure. The District Court will authorise the enforcement in Luxembourg of the New York judgment, without re-examination of the merits of the case, if it is satisfied that the following conditions are met:

9.10.1	the New York judgment is enforceable (exécutoire) in New York;

9.10.2	the jurisdiction of the New York court is founded according to Luxembourg private international law rules and to the applicable domestic New York jurisdiction rules;

9.10.3	the New York court has acted in accordance with its own procedural laws and has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

9.10.4	the principles of natural justice have been complied with and the judgment was granted following proceedings where the counterparty had opportunity to appear, and if appeared, to present a defence; and

9.10.5	the New York judgment does not contravene Luxembourg public policy and has not been obtained fraudulently;

9.11	no further acts, conditions and things are required by Luxembourg law to be done, fulfilled and performed and no Transaction Document needs to be filed, registered or recorded with any court, administrative agency or other governmental authority in order (a) to enable Brandbrew lawfully to enter into, exercise its rights under and perform the obligations expressed to be assumed by it in the Transaction Documents and (b) to ensure admissibility in evidence of the Transaction Documents in Luxembourg;

9.12	none of the Purchasers or the Trustee are deemed to be resident, domiciled or carrying on business or resident for tax purposes solely by reason of the execution, performance or enforcement of the Transaction Documents;

9.13	it is not necessary under the laws of Luxembourg that any Purchaser or the Trustee be licensed, qualified or entitled to carry on business in Luxembourg (i) by reason of the execution of the Transaction Documents or (ii) in order to enable any Purchaser or the Trustee to enforce its rights under the Transaction Documents. This Opinion does not apply to any Purchaser or Trustee having its registered office, principal place of management, an establishment or a branch in Luxembourg or otherwise operating in this jurisdiction;

9.14	in any proceedings taken in Luxembourg, Brandbrew shall not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process ; and

9.15	under Luxembourg law, it is not necessary that the Transaction Documents be filed, recorded or enrolled with any court or other authority in Luxembourg or that any stamp, registration or similar tax be paid on or in relation to the Transaction Documents in accordance therewith, except that in case of court proceedings in a Luxembourg court, or the presentation of the Transaction Documents to an autorité constituée in Luxembourg, such court or autorité constituée may require registration of the Transaction Documents or any agreements referred to therein, in which case such agreements will be subject to (depending on the nature of the agreements) ad valorem (such as for instance a registration duty of 0.24% calculated on the amounts mentioned in those agreements) or fixed (such as for instance a fixed duty of 12€ for a pledge) registration duties, such duties being payable by the party being ordered to register them.

10.	The Opinion set forth above is subject to the following reservations:

10.1	the rights and obligations of the parties under the Transaction Documents may be limited or affected by general principles and specific provisions of bankruptcy, insolvency, liquidation, reorganisation, reconstruction or other laws affecting the enforcement of creditors’ rights generally;

10.2	whilst, in the event of any proceedings being brought in a Luxembourg court in respect of a monetary obligation expressed to be payable in a currency other than Euro, a Luxembourg court would have power to give judgement expressed as an order to pay a currency other than Euro, enforcement of the judgement against any party in Luxembourg would be available only in Euro and for such purposes all claims or debts would be converted into Euro;

10.3	a contractual provision conferring or imposing a remedy, an obligation or penalty consequent upon default may not be fully enforceable if it were construed by a Luxembourg court as constituting an excessive pecuniary remedy;

10.4	the enforcement of the Transaction Documents in Luxembourg may require an election of domicile in case of Luxembourg court proceedings for the purpose thereof;

10.5	insofar as the laws of Luxembourg are concerned, provisions in the Transaction Documents relating to the transfer or assignment of rights and obligations may require the execution of further documentation in order to be fully effective, as well as to ensure transfer of any security interests attaching to the rights or obligations to be transferred or assigned;

10.6	the enforcement of the Transaction Documents and the rights and obligations of the parties thereto will be subject to the general statutory principles of Luxembourg law; remedies such as specific performance, the issue of an injunction or the termination for breach of contract are discretionary. Notwithstanding any agreement purporting to confer the availability of any remedy, such remedy may not be available where damages instead of specific performance or specific performance instead of termination for breach of contract are considered by the court to be an adequate alternative remedy. The enforcement of rights and obligations in an action before the Luxembourg courts is subject to Luxembourg rules of civil and commercial procedure;

10.7	with respect to provisions under which determination of circumstances or certification by any party is stated or implied to be conclusive and binding upon Brandbrew, a Luxembourg court would be authorised to examine whether such determination occurred in good faith and may nevertheless request a party to provide further evidence;

10.8	we express no opinion as to the validity or enforceability of provisions of the Transaction Documents providing for interest being payable in specified circumstances on due and payable interest, such clauses may not be enforceable against a Luxembourg party before a Luxembourg court even if they are valid under the respective governing law;

10.9	claims may become barred under the statute of limitations or may be or become subject to defences of set-off or counterclaim;

10.10	a Luxembourg court may stay proceedings if concurrent proceedings are being brought elsewhere;

10.11	designation of jurisdiction of courts in the interest of one party or one group of parties only will not prevent those parties from bringing actions in any other court of competent jurisdiction or concurrently in more than one jurisdiction;

10.12	the president of a competent court in Luxembourg, in any matter in which the plaintiff seeks provisional measures in summary proceedings (référé) or a permission to levy a prejudgement attachment (autorisation de saisie-arrêt conservatoire), may assume jurisdiction, on the basis of the general provisions of Luxembourg law, in connection with assets located in Luxembourg notwithstanding the aforementioned submission to the jurisdiction of the courts of other countries, and such action would most likely be governed by Luxembourg law;

10.13	the Luxembourg courts would not apply a chosen foreign law if the choice was not made bona fide and/or:

10.13.1	if the foreign law was not pleaded and proved, or

10.13.2	if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg public policy or public order;

10.14	a Luxembourg court may refuse to apply the chosen governing law of the Transaction Documents (other than the Base Indenture) in the following cases:

10.14.1	where all other elements relevant to the situation at the time that the Transaction Documents were entered into are located in a country other than the country of the chosen governing law, to the extent the parties’ choice of governing law affects the application of the provisions of the law of that other country which cannot be derogated from by agreement, which the court may then apply,

10.14.2	where all other elements relevant to the situation at the time that the Transaction Documents were entered into are located in one or more Member States of the European Union and where the chosen law is not the one of a Member State, it may apply the provisions of EU law, where appropriate as implemented in Luxembourg, which cannot be derogated from by agreement;

10.14.3	if the overriding mandatory provisions (lois de police) of the law of the country where the obligations arising out of the Transaction Documents have to be or have been performed, render the performance of the Transaction Documents unlawful in such country, in which case it may apply such overriding mandatory provisions taking into account (in deciding such application) the nature and object of such laws, as well as the consequences of its application or non-application, or

10.14.4	regarding the means of enforcement and measures to be taken by a creditor in case of a default in performance, it may apply the law of the country in which performance is taking place, or

10.14.5	if a party is subject to insolvency proceedings, in which case it would apply the insolvency laws of the jurisdiction in which such insolvency proceedings have been regularly opened to the effects of such insolvency except to the extent any exceptions are established by Regulation 1346/2000;

10.15	the recognition of the choice of the laws of New York as governing law contained in the Base Indenture will be subject to the rules of the Rome Convention (in respect of which we refer you to qualification 10.16 below unless the restatement of the Base Indenture by an amendment and restatement agreement will be considered by a court to be a conclusion of a contract on the date of the restatement agreement within the meaning of article 28 of the Rome I Regulation according to which the Rome I Regulation shall apply to contracts concluded as from 17 December 2009, in which case opinion 9.8 together with the relevant reservations will also apply to the Base Indenture);

10.16	by application of the Rome Convention, the recognition of the choice of the laws of New York as the governing law of the Base Indenture by the courts of Luxembourg as a valid choice of law will be subject to any overriding principles of Luxembourg public order (ordre public) and subject, at the discretion of the courts, to the mandatory laws of any jurisdiction with which the Base Indenture would have a close connection if such laws are meant to be applicable irrespective of the contractual governing law and a Luxembourg court may refuse to apply the chosen governing law if:

(a)	all elements of the matter are localised in a country other than the jurisdiction of the chosen governing law in which case it may apply the imperative laws of that jurisdiction, or

(b)	the agreement has a strong connection to another jurisdiction and certain laws of that jurisdiction are applicable regardless of the chosen governing law (lois de police), in which case it may apply those laws; or

(c)	a party is subject to insolvency proceedings, in which case it would apply the insolvency laws of the jurisdiction in which such insolvency proceedings have been regularly opened to the effects of such insolvency except to the extent any exceptions are established by Regulation 1346/2000;

10.17	jurisdiction clauses would not be enforceable in or binding on a Luxembourg court in relation to actions brought for non-contractual claims;

10.18	the admissibility as evidence of the Transaction Documents before a Luxembourg court or public authority to which the Transaction Documents are produced will require that the Transaction Documents be accompanied by a complete or partial translation into French or German;

10.19	no opinion (other than under 9.15) is expressed on any tax consequences of the Transaction Documents or the transactions considered;

10.20	no opinion (except to the extent expressly opined upon herein) is expressed or implied in relation to the accuracy of any representation or warranty given by or concerning any of the parties to the Transaction Documents or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or the terms and conditions of any obligations binding upon them;

10.21	the Constitutional Documents (as well as any other documents relating to Brandbrew the publication of which is required by law) will only be enforceable against third parties after they have been published in the Mémorial C, except where such third parties have knowledge thereof, whereas however third parties may rely thereon prior to such publication. For the 15 days following the publication, such documents would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof;

10.22	a contractual provision allowing the service of process against Brandbrew or any other third party appointed to such effect could be overridden by Luxembourg statutory provisions allowing the valid service of process against Brandbrew in accordance with applicable laws at its registered office. A provision allowing any other party to appoint a replacement process agent instead of Brandbrew would most likely not be enforceable in or the effects thereof recognised by a Luxembourg court;

10.23	a power of attorney governed by Luxembourg law and expressed to be irrevocable or any power of attorney (including if granted by way of security) expressed to be irrevocable and granted by Brandbrew may as a matter of Luxembourg law (which a court may also apply to powers governed by foreign law), be subject to revocation or termination by or on behalf of the grantor despite its being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the grantor of the power of attorney;

10.24	any power of attorney and mandate, as well as any other agency provisions granted and all appointments of agents made by Brandbrew (including any appointments made by way of security), explicitly or by implication, will terminate by law and without notice upon the Brandbrew’s bankruptcy (faillite) or judicial winding-up (liquidation judiciaire), and become ineffective upon Brandbrew entering controlled management and suspension of payments (gestion contrôlée et sursis de paiement) (in both cases except in very limited circumstances);

10.25	the right of a party to recover attorney’s fees or other fees relating to the exercise or defence of its rights may be subject to limitations or may not be enforceable in accordance with its terms before a Luxembourg court or in Luxembourg court or enforcement proceedings; and

10.26	a severability clause may be ineffective if a Luxembourg court considers that the illegal, invalid or unenforceable clause was a substantive or material clause;

11.	In this Opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This Opinion may therefore only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law and be brought before a Luxembourg court.

This Opinion is delivered to you in such capacity attributed to you under the Transaction Documents and is only for your use. It is strictly limited to the matters stated herein, it only speaks as of this day and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the Transaction Documents or otherwise. Unless otherwise stated below, it may not be relied upon by any other person, or used for any other purpose, or quoted or referred to in any public document, or filed with any government agency or another person, nor may its existence or contents be disclosed to any person, without, in any such case, our prior written consent. This Opinion may however be disclosed without our prior written consent to any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings. This Opinion does not contain any undertaking to update it or to inform you of any changes in the laws of Luxembourg or any other laws which would affect the content thereof in any manner.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

CLIFFORD CHANCE

/s/ Marc Mehlen
Avocat à la Cour

SCHEDULE A

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Barclays Capital Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBS Securities Inc.

SG Americas Securities, LLC

Santander Investment Securities Inc.

ING Financial Markets LLC

Rabo Securities USA, Inc.

SMBC Nikko Capital Markets Limited

TD Securities (USA) LLC